CWCAPITAL ASSET MANAGEMENT LLC Logo

March 12, 2009

TRUSTEE and PAYING AGENT:	DEPOSITOR:
LaSalle Bank National Association	J.P. Morgan Chase Commercial Mortgage Securiteis Corp.
135 South LaSalle Street, Suite 1625	270 Park Avenue, 10th Floor
Chicago, Illinois 60603	New York, New York 10017
Attn: Global Securities and Trust Services, J.P. Morgan 2008-C2	Attn: Dennis Schuh, Vice President,
Telecopy number: (212) 834-6593

    RE: JPMCC 2008-C2 Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in §11.09 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A)	a review of CWCAM's activities during the period 5/8/2008-12/31/2008 and of CWCAM's performance under this Agreement has been made under my supervision; and

(B)	to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC

/s/ David B. Iannarone

David B. Iannarone
Managing Director

701 13th Street, NW Suite 1000, Washington, DC 20005
www.cwcapital.com